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                                     -152-

Exhibit 12.1

                                                     RATIO OF EARNINGS TO FIXED CHARGES

                                                               Years ended December 31,
                                                  --------------------------------------------------

                                                  2000        1999       1998       1997        1996
                                                  ----        ----       ----       ----        ----
                                                         (In million EUR, except ratios)
Dutch Accounting Principles
Earnings:
Income before taxes                              2,887       2,181      1,634      1,287         913
Add: fixed charges                                 796         759        738        744         621
                                                  ----        ----       ----       ----        ----
                                                 3,683       2,940      2,372      2,031       1,534

Fixed charges:
   Interest                                        796         759        738        744         621

Ratio:                                             4.6         3.9        3.2        2.7         2.5


US GAAP

Earnings:
   Income before taxes                           3,254       1,950      1,928      1,826         810
   Add: fixed charges                              796         759        738        743         619
                                                  ----        ----       ----       ----        ----
                                                 4,050       2,709      2,666      2,569       1,429

Fixed charges:
   Interest                                        796         759        738        743         619

Ratio:                                             5.1         3.6        3.6        3.5         2.3
